EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

AMERICAN EXPRESS NAMES EDWARD P. GILLIGAN PRESIDENT

New York – April 15, 2013 – American Express Company today announced the promotion of Edward P. Gilligan to president, effective immediately.  The company’s global consumer, small business, merchant, network, risk and banking groups will continue to report to him.

Mr. Gilligan, 53, has served as vice chairman of American Express since 2007 when he was named head of a Business-to-Business group responsible for the company’s relationships with merchants, corporations and bank partners globally.  He took on his current responsibilities in 2009.

Mr. Gilligan, who joined the company in 1980, led several different American Express businesses earlier in his career.  In 1995, he was named business unit president of Commercial Card and Business Travel for the United States.  He was named group president in 2002 and relocated to London, overseeing the International Consumer Card business and the company’s global portfolio of Payment and Travel Services for corporate clients.

Mr. Gilligan continues to report to Kenneth I. Chenault, chairman and chief executive officer.   Also continuing to report to Mr. Chenault are Daniel H. Schulman, group president, Enterprise Growth; Stephen J. Squeri, group president, Global Services; and the executive officers who head the company’s staff groups.

“Today’s appointment recognizes the important role Ed has played over the last four years in helping to lead our largest business group out of the recession and gaining ground on the competition during a period of profound change in the payments industry,” said Mr. Chenault.  “Under his leadership, we’ve brought the global network and card groups closer together to enhance the way we deliver value to cardmembers and build business for merchants.  Ed has been leading a successful drive to grow our share of online spending.  He’s energized the organization with a series of digital partnerships that reach customers through a range of social media channels, and he’s expanded our international business into new areas of loyalty marketing.

“On behalf of all our colleagues throughout American Express, I want to congratulate Ed on a well-deserved promotion and look forward to working with him for many years to come.”

Mr. Gilligan is a graduate of New York University.  He lives in New York with his wife, Lisa, and their four children.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card.